Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184515

The information in this prospectus supplement is not complete and may be changed. This prospectus is part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2013)

Trinity Acquisition plc

$

$            % Senior Notes due 2023

$            % Senior Notes due 2043

Trinity Acquisition plc (the “Issuer”) will issue $         million aggregate principal amount of senior notes that will mature on                      2023 and bear interest at     % per annum (the “2023 Notes”) and $         million aggregate principal amount of senior notes that will mature on                     , 2043 and bear interest at     % per annum (the “2043 Notes” and together with the 2023 Notes the “Notes”).

Interest on the Notes is payable semi-annually in arrears on                      and                      of each year beginning                     , 2014. The Notes will rank equally with all future unsecured, unsubordinated indebtedness of the Issuer.

The Notes may be redeemed at the option of the Issuer in whole at any time or in part from time to time at the applicable “make-whole” redemption price specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, up to the redemption date. As described under “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event,” if Willis Group Holdings Public Limited Company experiences a change of control and a ratings decline, the Issuer will be required to offer to purchase the Notes from holders unless we have previously redeemed the Notes.

Payment of the principal of and interest on the Notes is guaranteed by Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis North America Inc.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 4 of the accompanying prospectus.

We intend to apply to list the Notes on the Channel Islands Stock Exchange (“CISX”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per 2023 Note		Per 2043 Note		Total
Public offering price(1)		%		%	$
Underwriting discount		%		%	$
Proceeds to Trinity Acquisition plc (before expenses)		%		%	$

(1)	Plus accrued interest, if any, from , 2013.

We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-51 of this prospectus supplement for additional information regarding underwriter compensation.

Willis Capital Markets & Advisory, also known as Willis Securities, Inc., an affiliate of the Issuer, is acting as a transaction advisor for this offering. Willis Capital Markets & Advisory is not acting as an underwriter, syndicate or selling group member or otherwise assisting or participating in the distribution of the Notes offered hereby.

The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme on or about                     , 2013.

Joint Book-Running Managers

Barclays	Morgan Stanley

J.P. Morgan	Lloyds Securities	SunTrust Robinson Humphrey	Wells Fargo Securities

Transaction Advisor

Willis Capital Markets & Advisory

                    , 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Notes. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference is accurate only as of their respective dates.

We and the underwriters are not making an offer to sell the Notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

All references to “we,” “our,” “us,” the “Company” and the “Willis Group” in this prospectus supplement are to Willis Group Holdings Public Limited Company and its consolidated subsidiaries. All references to “Parent” are to Willis Group Holdings Public Limited Company and not to any of its subsidiaries. All references to the “Issuer” and “Trinity Acquisition plc” in this prospectus supplement refer only to Trinity Acquisition plc and not to any of its subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements.

S-ii

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•

the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, charge or any revenue generating initiatives;

•	our ability to implement and fully realize the anticipated benefits of our new growth strategy;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions, including any growth from associates;

•	further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•

underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

S-iii

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement and our financial statements and the related notes incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision.

The Companies

We provide a broad range of insurance brokerage, reinsurance and risk management consulting services to our clients worldwide. We have approximately 21,000 employees around the world (including approximately 3,400 at our associate companies) and a network of in excess of 400 offices in nearly 120 countries.

Willis Group Holdings Public Limited Company is the ultimate holding company for the Willis Group. Willis Group Holdings Public Limited Company was incorporated in Ireland on September 24, 2009, as a public limited company for the sole purpose of redomiciling the ultimate parent company from Bermuda to Ireland.

Each of Trinity Acquisition plc, TA I Limited, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Group Holdings Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Netherlands Holdings B.V., which has been incorporated under the laws of the Netherlands and Willis North America Inc., which has been incorporated in Delaware.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willis.com. The information on our website is not a part of this prospectus.

Tender Offer

On July 25, 2013 Willis North America Inc. (“Willis North America”), one of the Issuer’s wholly-owned subsidiaries, commenced an offer to purchase (the “Tender Offer”) for cash any and all of its 5.625% senior notes due July 15, 2015, and a portion of its 6.20% senior notes due March 28, 2017 and its 7.00% senior notes due September 29, 2019 for an aggregate purchase price of up to $500.0 million (plus payment of tender premium and accrued interest), subject to certain conditions, including the availability of financing. On August 8, 2013, Willis North America announced that $520.9 million aggregate principal amount of notes had been validly tendered in the Tender Offer as of the early tender date and that it had increased its maximum aggregate principal amount of debt securities subject to the Tender Offer to $525.0 million. We intend to use the proceeds from this offering to fund the purchase of notes validly tendered and accepted for payment in the Tender Offer. However, the consummation of this offering is not contingent upon the successful completion of the Tender Offer and we cannot assure you that the Tender Offer will be completed on the terms described in this prospectus supplement, or at all. Nothing in this prospectus supplement should be construed as an offer to purchase any of our outstanding notes, as the Tender Offer is being made only upon the terms and conditions set forth in the offer to purchase and letter of transmittal related thereto.

THE OFFERING

Issuer	Trinity Acquisition plc.

Notes Offered	$ aggregate principal amount of senior notes due 2023; and

$ aggregate principal amount of senior notes due 2043.

Interest Rate	The 2023 Notes will bear an interest rate equal to % per annum and the 2043 Notes will bear an interest rate equal to % per annum.

Interest Payment Dates	Interest on the Notes is payable on and of each year, beginning on , 2014.

Maturity	The 2023 Notes will mature on , 2023, and the 2043 Notes will mature on , 2043.

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be senior unsubordinated unsecured obligations of Trinity Acquisition plc and will be guaranteed on a senior unsubordinated unsecured basis by Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis North America, and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt;

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors (as defined below) including the 5.625% senior notes due 2015, the 4.125% senior notes due 2016, the 6.200% senior notes due 2017, the 7.000% senior notes due 2019 and the 5.750% senior notes due 2021 (collectively, the “Willis Group Debt Securities”) and any debt under our senior credit facilities;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of June 30, 2013, after giving effect to this offering and the application of the net proceeds therefrom, and assuming that the maximum aggregate principal amount of the Willis North America debt securities subject to the Tender Offer are validly tendered and accepted for payment, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $ million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Notes.

As of June 30, 2013, the non-guarantor subsidiaries of Parent had $3 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the six months ended June 30, 2013, the non-guarantor subsidiaries of Parent represented approximately 97% of total assets and accounted for substantially all of total revenue of the Willis Group.

For more information on the ranking of the Notes, see “Description of Notes—Ranking.”

Guarantees	Payment of principal, premium, if any, and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis North America (the “Guarantors”). Each guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

equal in ranking with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such guarantee, including such Guarantor’s guarantee of the Willis Group Debt Securities, and such Guarantor’s guarantee under our senior credit facilities;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to any existing or future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

For more information on the guarantee of the Notes, see “Description of Notes—Guarantees.”

Additional Amounts

Any payments made by or on behalf of the Issuer or any Guarantor with respect to the Notes or any Guarantee of the Notes will be made without withholding or deduction for taxes in any relevant taxing jurisdiction unless required by law. If we are required by law to withhold or deduct for such taxes with respect to a payment to the holders of the Notes, we will pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Early Redemption for Tax Reasons	In the event of certain changes affecting taxation, the Issuer may redeem the Notes in whole, but not in part, at any time upon proper notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Early Redemption for Tax Reasons.”

Redemption	The Notes may be redeemed prior to maturity in whole at any time or in part from time to time, at the option of the Issuer, at the applicable “make-whole” redemption price. In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see “Description of Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (defined herein) occurs, the Issuer will make an offer to each holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.”

Further Issuances	The Issuer may, from time to time, without notice to or the consent of the holders of either series of the Notes, increase the principal amount of either series of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes of the applicable series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to purchase the outstanding notes of Willis North America that are validly tendered and accepted for payment in the Tender Offer. See “Prospectus Supplement Summary—Tender Offer.” Any remaining proceeds will be used for general corporate purposes. Certain of the Underwriters in this offering or their affiliates own notes that were the subject of the Tender Offer and as a result, may receive proceeds from this offering.

Risk Factors	See page S-10 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of risks you should consider before making an investment in the Notes.

Conflicts of Interest	Willis Capital Markets & Advisory, also known as Willis Securities, Inc., an affiliate of the Issuer, is acting as the transaction advisor for this offering and will be deemed to have a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data of Willis Group Holdings Public Limited Company presented below as of and for each of the years in the three-year period ended December 31, 2012 have been derived from the audited consolidated financial statements of Willis Group Holdings Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The summary consolidated financial data of Willis Group Holdings Public Limited Company presented below as of and for the six months ended June 30, 2013 and June 30, 2012 have been derived from the unaudited interim financial statements of Willis Group Holdings Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with U.S. GAAP. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire year, and our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

The summary consolidated financial data presented below as of and for each of the three years ended December 31, 2012 and as of and for the six months ended June 30, 2013 and 2012 should be read in conjunction with our audited and unaudited consolidated financial statements and the related Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our Current Report on Form 8-K filed on August 8, 2013, each of which are incorporated herein by reference.

Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate complete consolidated financial statements for Trinity Acquisition plc or any of the Guarantors (other than Willis Group Holdings Public Limited Company) in our periodic Exchange Act filings. We do include condensed consolidating financial information in our periodic Exchange Act filings that presents information for Willis Group Holdings Public Limited Company (on a stand-alone basis); the Guarantors (other than Willis Group Holdings Public Limited Company); Trinity Acquisition plc (on a stand-alone basis); and other subsidiaries of Willis Group Holdings Limited that are not Guarantors—see note 33 to our audited consolidated financial statements for the year ended December 31, 2012 in our Current Report on form 8-K filed on August 8, 2013.

	Six months ended June 30, (unaudited)		Year ended December 31,
	2013	2012	2012	2011	2010
	($ in millions, except per share data)
Statement of Operations Data:
Total revenues	$1,941	$1,855	$3,480	$3,447	$3,332
Operating income (loss)	458	496	(209)	566	753
Income (loss) from continuing operations before income taxes and interest in earnings of associates	395	431	(337)	239	587
Income (loss) from continuing operations	330	341	(433)	219	470
Discontinued operations, net of tax	—	1	—	1	—
Net income (loss) attributable to Willis Group Holdings	$324	$333	$(446)	$204	$455

Earnings per share on continuing operations—basic	$1.86	$1.91	$(2.58)	$1.17	$2.68
Earnings per share on continuing operations—diluted	$1.83	$1.89	$(2.58)	$1.15	$2.66
Average number of shares outstanding
—basic	174	174	173	173	170
—diluted	177	176	173	176	171

	Six months ended June 30, (unaudited)		Year ended December 31,
	2013	2012	2012	2011	2010
	($ in millions, except per share data)
Balance Sheet Data (as of period end):
Goodwill	$2,829	$3,298	$2,827	$3,295	$3,294
Other intangible assets, net	373	391	385	420	492
Total assets(1)	15,938	17,608	15,112	15,728	15,850
Net assets	2,000	2,711	1,725	2,517	2,608
Total long-term debt	2,341	2,411	2,353	2,369	2,267
Shares and additional paid-in capital	1,207	1,091	1,125	1,073	985
Total stockholders’ equity	1,977	2,687	1,699	2,486	2,577

Other Financial Data:
Capital expenditures (excluding capital leases)	$51	$63	$135	$111	$83
Cash dividends declared per share	$0.56	$0.54	$1.08	$1.04	$1.04
Adjusted EBITDA(2)	574	572	890	912	912
Ratio of Debt to Adjusted EBITDA(2)			2.6x	2.6x	2.5x

(1)	The Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers which it then remits to insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers (“fiduciary receivables”) are recorded as fiduciary assets on the Company’s consolidated balance sheet. Unremitted insurance premiums, claims or refunds (“fiduciary funds”) are also recorded within fiduciary assets.
(2)	Management believes that Adjusted EBITDA is a useful measure of operating performance because it excludes items that we do not consider indicative of our core performance. In calculating Adjusted EBITDA, we adjust net income for such things as net income attributable to noncontrolling interests, interest in earnings of associates, net of tax, income tax (benefit) expense, interest expense, depreciation expense, amortization of intangibles, goodwill impairment charge, operational review expenses, regulatory settlements, acquisition integration costs, devaluation of Venezuelan currency and reorganization items.

However, Adjusted EBITDA is not prepared in accordance with accounting principles generally accepted in the United States, or “GAAP,” and should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP.

We present such non-GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis.

Our management uses Adjusted EBITDA as a measure of operating performance to provide consistency and comparability with past financial performance; to facilitate a comparison of our current results with those of other periods. We also use Adjusted EBITDA as a factor when determining management’s incentive compensation.

Management also believes Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our future requirements for contractual commitments;

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our future requirements for contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or requirements for, our working capital;

•	Adjusted EBITDA does not reflect interest income, interest expense or principal payments on our debt;

•	Adjusted EBITDA does not reflect payments for income taxes;

•	Adjusted EBITDA does not reflect any replacements of tangible or intangible assets; and

•	Other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

Management compensates for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss).

A reconciliation of net income (loss) (on a GAAP basis) to Adjusted EBITDA is set forth in the following table:

	Six Months Ended		Year Ended December 31,
	2013	2012	2012	2011	2010
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss) attributable to Willis Group Holdings, GAAP basis	$324	$333	$(446)	$204	$455

Adjusting items:
Net income attributable to noncontrolling interests	6	9	13	16	15
Discontinued operations, net of tax	—	(1)	—	(1)	—
Interest in earnings of associates, net of tax	(12)	(14)	(5)	(12)	(23)
Income taxes	77	104	101	32	140
Interest expense	63	65	128	156	166
Make-whole on repurchase and redemption of senior notes and write-off of unamortized debt issuance costs	—	—	—	171	—
Goodwill impairment charge(a)	—	—	492	—	—
Write-off of unamortized cash retention awards(b)	—	—	200	—	—
2012 cash bonus accrual(c)	—	—	252	—	—
Insurance recovery(d)	—	(5)	(10)	—	—
Write-off of uncollectible accounts receivable and legal fees(e)	—	13	13	22	—
India Joint Venture settlement(f)	—	—	11	—	—
2011 operational review(g)	—	—	—	175	—
UK Financial Services Authority regulatory settlement	—	—	—	11	—
Expense reduction initiative(h)	41	—	—	—	—
Venezuela currency devaluation(i)	—	—	—	—	12
Net (gain) loss on disposal of operations	—	—	3	(4)	2
Depreciation expense	47	38	79	74	63
Amortization of intangible assets	28	30	59	68	82

Adjusted EBITDA	574	572	$890	$912	$912

Debt	$2,343	$2,411	$2,353	$2,369	$2,267

Debt/adjusted earnings before interest, tax, depreciation and amortization			2.6x	2.6x	2.5x

(a)	Impairment charge to reduce carrying value of North America reporting unit goodwill.
(b)	Charge to write off unamortized balance of past cash retention awards following decision to eliminate the repayment requirement.

(c)	Additional incentive accrual recognized following the replacement of annual cash retention awards with annual cash bonuses which do not feature a repayment requirement.
(d)	Insurance recovery related to (e) below.
(e)	Previously disclosed write-off of uncollectible accounts receivable balance related to Chicago, together with associated legal costs.
(f)	Settlement with former partners related to the termination of a joint venture arrangement in India.
(g)	Pre-tax charge of $180 million in the year ended December 31, 2011 relating to the 2011 operational review, of which $5 million is presented in depreciation, including $98 million of severance costs relating to the elimination of approximately 1,200 positions during the year ended December 31, 2011.
(h)	Pre-tax charge of $46 million, of which $5 million is presented in depreciation expense, associated with the expense reduction initiative in the first quarter of 2013 related to the assessment of the Company’s organizational design.
(i)	With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, we recorded a one-time charge in other expenses to reflect the re-measurement of our net assets denominated in Venezuelan Bolivar Fuerte.

RISK FACTORS

You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

Risks Related to the Notes

The Issuer, Trinity Acquisition plc, is a holding company and therefore depends on its subsidiaries to service its obligations under the Notes and other indebtedness. The Issuer’s ability to repay the Notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

The Issuer depends on its subsidiaries, which conduct the operations of our insurance brokerage business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the Notes. However, other than the Guarantors, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the Notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the Notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer’s subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the Notes offered hereby when due.

Because Parent is also a holding company, and the other Guarantors of the Notes are all direct and indirect subsidiaries of Parent and are also holding companies, the restrictions and constraints described above apply similarly to the Parent’s and the other Guarantors’ ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the Notes.

U.S. federal and state statutes and applicable U.K., Irish and Dutch law may allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from Guarantors.

The Issuer is a company organized under the laws of England and Wales. Willis Group Holdings Public Limited Company is an Irish company. Willis Netherlands Holdings B.V. is a Dutch company. Willis North America is a Delaware corporation. Each other Guarantor is a company organized under the laws of England and Wales.

Under English insolvency law, the liquidator or administrator of a company in liquidation or administration (respectively) may apply to the court to void or vary a transaction entered into by such company at an undervalue, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction (there is a presumption of insolvency where the party to such transaction is a ‘connected person’ (as defined in the UK Insolvency Act 1986). A transaction at an undervalue includes a transaction involving a gift by the company or where the company received consideration of significantly less value than the benefit given by such company. A transaction at an undervalue entered into within two years prior to the onset of insolvency could be challenged.

Separately, a transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or Pensions Regulator, as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

An administrator or liquidator may also apply to court to set aside an action which puts a creditor, surety or guarantor into a better position at the expense of other creditors (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a ‘connected person’ (as defined in the UK Insolvency Act 1986) (or six months prior to the onset of insolvency if the preferred party is not connected).

The laws of the Republic of Ireland, the jurisdiction in which Willis Group Holdings Public Limited Company is organized, may limit its ability to guarantee debts. Furthermore, obligations under guarantees may not be enforceable in all circumstances under Irish law. For example, there is a risk that a guarantee from an Irish company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor or that it is not for the purpose of carrying on the business of the guarantor. Where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

In addition, pursuant to Section 286 of the Irish Companies Act 1963, if an Irish company goes into liquidation any payment or any act by it (usually an absolute transfer or a mortgage) relating to property in favour of any creditor which was made or done at a time when the company was unable to pay its debts as they fell due with a view to preferring that creditor over its other creditors and within six months (or two years if that creditor is a “connected person” as defined in Section 286(5) of the Irish Companies Act 1963) before the onset of the liquidation, shall be a fraudulent preference and invalid.

Also, in circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or certain shareholders of that company may be entitled to petition the court for the appointment of an examiner to the company. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. No proceedings of any sort may be commenced against an Irish company in examinership (for the duration of the period of protection afforded to the company by the appointment of an examiner). If an examiner is appointed to an Irish guarantor, there may be a delay in enforcing payment obligations contained in a guarantee given by any such guarantor. There is also the potential risk that a compromise or scheme of arrangement will be approved in the examinership involving the writing down or rescheduling of any payment obligations owed by an Irish guarantor under a guarantee.

The laws of The Netherlands, the jurisdiction in which Willis Netherlands Holdings B.V. is incorporated, may limit its ability to guarantee debts. These limitations arise under various provisions and principles of corporate law, which can require sister and subsidiary guarantors to receive adequate corporate benefit from the financing or which prohibit payments to or any other equivalent transaction with the shareholders or affiliates if such payments diminish the subsidiary guarantor’s assets or in the situation where such payments could be viewed as distribution and/or may be regarded as violating the purpose of the guarantors. If these limitations were not observed, the guarantees of the Notes would be subject to legal challenge (vernietigbaarheid). In connection with potential local law restrictions, the guarantees will contain language limiting the amount of debt guaranteed. However, it is not clear under Dutch law to what extent such contractual limitations can remove the risks connected with upstream, cross-stream and third party guarantees. Furthermore, there can be no assurance that a third-party creditor would not challenge the guarantees and prevail in court.

Pursuant to Dutch law, if a legal act performed by a Dutch guarantor is prejudicial to the interests of its creditors, the validity of such legal act may, in certain circumstances, be contested by such creditors or, in the event of the bankruptcy of such guarantor, by the bankruptcy trustee.

Pursuant to Dutch fraudulent conveyance rules (actio pauliana): any legal act performed without obligation by a bankrupt entity prior to the filing of a motion for bankruptcy, whereby such bankrupt entity was or should have been aware that such legal act would result in prejudice to its creditors, may be avoided by the bankruptcy trustee; however, if such legal act was multilateral or (albeit unilateral) directed towards other parties and performed against some consideration, the bankruptcy trustee can only avoid such act if he can demonstrate that the other party was aware of or should have been aware that such act would result in prejudice to other creditors of the bankrupt entity and if a bankrupt entity has performed a legal act without obligation and for no consideration within one year prior to the filing of a motion for bankruptcy, the bankrupt entity is deemed to have been aware that such legal act would result in prejudice to its creditors.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the Guarantors in connection with this offering of Notes, neither we nor the Guarantors will be insolvent, will have unreasonably small capital for the business in which we are engaged or will have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the Guarantors’ business and that there are reasonable grounds for believing that this offering of Notes will benefit the Guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

English law, Irish law and Dutch law differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England, Ireland or The Netherlands based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of England, the courts of Ireland or the courts of The Netherlands would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws.

Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England or Ireland. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

We have been advised that the United States currently does not have a treaty with England and Wales or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England or in Ireland. While not directly enforceable, it is possible for a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability to be enforced in England or in Ireland through common law rules. However, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in each of England and Ireland to enforce the judgment.

We have also been advised that the United States currently does not have a treaty with The Netherlands regarding the recognition and enforcement of judicial decisions between the United States and the Netherlands. Therefore, a final judgment rendered by any U.S. federal or state court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States with respect to the payment of obligations expressed to be subject to U.S. federal or state securities laws would generally be upheld and be regarded by a Dutch Court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature.

Changes in our credit ratings may adversely affect your investment in the Notes.

The ratings of debt rating agencies assigned to the Notes are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.

Because there is no established trading market for the Notes, you may not be able to resell your Notes.

The Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

Although we intend to list the Notes for trading on the Channel Islands Stock Exchange, no assurance can be given that an active trading market for the Notes will develop.

If a trading market were to develop, the Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar Notes and our financial performance.

We understand that the underwriters presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the offering of the Notes. We cannot assure you that an active trading market will exist for the Notes or that any trading market that does develop will be liquid.

Risks Related To Our Business

Competitive Risks

Worldwide economic conditions, including those associated with the current Eurozone crisis, could have an adverse effect on our business, prospects, operating results, financial condition and cash flows.

Our business and operating results are materially affected by worldwide economic conditions. Current global economic conditions, including those associated with the current Eurozone crisis, coupled with low customer and business confidence may have a significant negative impact on the buying behavior of some of our clients as their businesses suffer from these conditions. For example, our Human Capital practice may be adversely affected as businesses downsize during this period of economic turmoil and our construction business may be adversely affected by the lack of new construction. Over the past few years, our North American, UK and Irish retail operations have been particularly impacted by the weakened economic climate and the global economic downturn has negatively affected some of the international economies that have supported the strong growth in our International operations.

A growing number of insolvencies associated with an economic downturn could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business. In addition, an increase in mergers and acquisitions can also result in the loss of clients. While it is difficult to predict consequences of any further deterioration in global economic conditions on our business, any significant reduction or delay by our clients in purchasing insurance or making payment of premiums could have a material adverse impact on our financial condition and results of operations. In addition, the potential for a significant insurer to fail, be downgraded or withdraw from writing certain lines of insurance coverages that we offer our clients could negatively impact overall capacity in the industry, which could then reduce the placement of certain lines and types of insurance and reduce our revenues and profitability. The potential for an insurer to fail or be downgraded could also result in errors and omissions claims by clients.

The credit and economic conditions within certain European Union countries remain poor and have contributed to the instability in the global credit and financial markets. While the outcome of the current credit and economic crisis cannot be predicted, it is possible that it could have a negative effect on the global economy as a whole, and our business, operating results and financial condition. If the Eurozone crisis continues or further deteriorates, there will likely be a negative effect on our European business (which constitutes approximately 40 percent of our business in terms of revenue), as well as the businesses of our European clients. If the Euro were to be withdrawn entirely, or the Eurozone were to be dissolved as a common currency area, the legal and contractual consequences for holders of Euro-denominated obligations would be determined by laws in effect at such time. A significant devaluation of the Euro would cause the value of our financial assets that are denominated in Euros to be significantly reduced. Any of these conditions could ultimately harm our overall business, prospects, operating results, financial condition and cash flows.

In light of the current global economic uncertainty, we strive to manage our cost base vigorously in order to fund further growth initiatives. We cannot be certain whether we will be able to realize benefits from current cost-saving or revenue generating initiatives or any new initiatives that we may implement, including the announced headcount reductions we are proposing in 2013.

We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

We derive most of our revenues from commissions and fees for brokerage and consulting services. We do not determine insurance premiums on which our commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions.

The years 2005 through 2010 were generally viewed as soft market years across most of our product offering and our commission revenues and operating margins throughout that period were negatively impacted, although in 2009 the market experienced modest stabilization in the reinsurance market and certain specialty markets.

Our North America, UK and Irish retail operations were particularly impacted by the weakened economic climate and continued soft market throughout 2009 and 2010 with no material improvement in rates across most sectors in these geographic regions. This resulted in declines in revenues in these operations, particularly amongst our smaller clients who have been especially vulnerable to the economic downturn.

In 2011, we saw some modest increases in catastrophe-exposed property insurance and reinsurance pricing levels driven by significant 2011 catastrophe losses including the Japanese earthquake and tsunami, the New Zealand earthquake, the mid-west U.S. tornadoes and Thailand floods. In 2012 the trend in rates noted in 2011 in catastrophe-exposed regions continued as insurance and reinsurance rates in such regions or sectors have firmed or hardened. However in general, we continue to be negatively impacted by the soft insurance market across other sectors and most geographic regions.

There have also been recent signs that the unprofitability of certain business lines such as property, catastrophe and workers’ compensation is slowly firming rates in those lines. However we believe that in the absence of a significant catastrophe loss or capital impairment in the industry, a universal turn in market rates is not likely to occur.

In addition, insurance carriers may seek to reduce their expenses by reducing the commission rates payable to insurance agents or brokers such as ourselves. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

Competition in our industry is intense, and if we are unable to compete effectively, we may suffer lower revenue, reduced operating margins and lose market share which could materially and adversely affect our business.

We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. Competition for business is intense in all of our business lines and in every insurance market, and Marsh & McLennan and Aon have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, rather than purchase additional insurance through brokers, many insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies increasingly rely upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buy insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services.

In addition, to date, we have not accepted contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business. To our knowledge, we are the only insurance broker that takes this stance. We seek to increase revenue through higher commissions and fees that we disclose to our clients, and to generate profitable revenue growth by focusing on the provision of value-added risk advisory services beyond traditional brokerage activities. We cannot be certain that such steps will help us to continue to generate profitable organic revenue growth. If we are unable to compete effectively against our competitors who are accepting or may accept contingent commissions, we may suffer lower revenue, reduced operating margins, and loss of market share which could materially and adversely affect our business.

Dependence on Key Personnel—The loss of our Chief Executive Officer or a number of our senior management or a significant number of our brokers could significantly impede our financial plans, growth, marketing and other objectives.

The loss of our Chief Executive Officer, a number of our senior management or a significant number of our brokers could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our Chief Executive Officer, Dominic Casserley, and other members of our senior management, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance and reinsurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors. We believe that our future success will depend in part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not continue to be successful in doing so because the competition for qualified personnel in our industry is intense.

Legal and Regulatory Risks

Our compliance systems and controls cannot guarantee that we are in compliance with all applicable federal and state or foreign laws and regulations, and actions by regulatory authorities or changes in applicable laws and regulations in the jurisdictions in which we operate may have an adverse effect on our business.

Our activities are subject to extensive regulation under the laws of the United States, the United Kingdom and the European Union and its member states, and the other jurisdictions in which we operate. Indeed, over the last few years, there has been a substantial increase in focus and developments in these laws and regulations. Compliance with laws and regulations that are applicable to our operations is complex and may increase our cost of doing business. These laws and regulations include insurance and financial industry regulations, economic and trade sanctions and laws against financial crimes, including money laundering, bribery or other corruption, such as the U.S. Foreign Corrupt Practices Act or the UK Bribery Act. In most jurisdictions, governmental and regulatory authorities have the ability to interpret and amend these laws and regulations and impose penalties for non-compliance, including sanctions, civil remedies, fines, injunctions, revocation of licenses or approvals, suspension of individuals, limitations on business activities or redress to clients.

In 2011, we and the Financial Services Authority (“FSA”) announced a settlement for lapses by Willis Limited, our UK brokerage subsidiary, in its implementation and documentation of its controls to counter the risks of improper payments being made to non-FSA authorized overseas third parties engaged to help win business, particularly in high-risk jurisdictions.

As a result of the FSA settlement, we are conducting a further internal review of certain high-risk payments made by our UK subsidiary between 2005 and 2009. We do not believe that this further internal review will result in any material fines or sanctions, but there can be no assurance that any resolution will not have an adverse impact on our ability to conduct our business in certain jurisdictions. While we believe that our current systems and controls are adequate and in accordance with all applicable laws and regulations, we cannot assure that such systems and controls will prevent any violations of applicable laws and regulations.

Our business, results of operations, financial condition or liquidity may be materially adversely affected by actual and potential claims, lawsuits, investigations and proceedings.

We are subject to various actual and potential claims, lawsuits, investigations and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which allege our potential liability for all or part of the amounts in question.

Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and other proceedings could, for example, include allegations of damages for our employees or sub-agents improperly failing to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. Errors and omissions claims, lawsuits and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance. The terms of this insurance vary by policy year and self-insured risks have increased significantly in recent years. In respect of self-insured risks, we have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments. Our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. Our ability to obtain professional indemnity insurance in the amounts and with the deductibles we desire in the future may be adversely impacted by general developments in the market for such insurance or our own claims experience.

We are also subject to actual and potential claims, lawsuits, investigations and proceedings outside of errors and omissions claims. An example of material claims for which we are subject that are outside of the error and omissions claims context relate to those arising out of the collapse of The Stanford Financial Group, for which we acted as brokers of record on certain lines of insurance.

The ultimate outcome of these matters cannot be ascertained and liabilities in indeterminate amounts may be imposed on us. It is thus possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters. In addition, these matters continue to divert management and personnel resources away from operating our business. Even if we do not experience significant monetary costs, there may also be adverse publicity associated with these matters that could result in reputational harm to the insurance brokerage industry in general or to us in particular that may adversely affect our business, client or employee relationships.

Accepting market derived income may cause regulatory or other scrutiny which could have a material adverse effect on our operations.

Insurance intermediaries have traditionally been remunerated by means of commission. Increasingly, intermediaries are also obtaining revenue from insurance markets (carriers). This is commonly known as market derived income or “MDI”. MDI takes a variety of forms, including contingent and profit commissions, facilities administration charges, relationship services and fees for the provision of information.

MDI creates various risks. Intermediaries have a duty to act in the best interests of their clients and payments from markets can incentivize intermediaries to put the interests of carriers ahead of their clients. In addition, MDI may be subject to further scrutiny by the various regulators. Finally, payments from carriers to intermediaries could have implications under the UK Bribery Act and create potential exposure under fair competition and antitrust laws.

While accepting MDI is a lawful and acceptable business practice, and while we will only accept MDI in compliance with all applicable laws and regulations and consistent with ethical business practices, we cannot predict whether our position will cause regulatory or other scrutiny.

IT and Operational Risks

Interruption to or loss of our information processing capabilities or failure to effectively maintain and upgrade our information processing systems or data security breaches could cause material financial loss, loss of human resources, regulatory actions, reputational harm or legal liability.

Our business depends significantly on effective information systems. Our capacity to service our clients relies on effective storage, retrieval, processing and management of information. Our information systems also rely on the commitment of significant resources to maintain and enhance existing systems, develop and create new systems and products in order to keep pace with continuing changes in information processing technology or evolving industry and regulatory standards and to be at the forefront of a range of technology relevant to our business.

Computer viruses, hackers and other external hazards could expose our data systems to security breaches. These increased risks, and expanding regulatory requirements regarding data security, could expose us to data loss, monetary and reputational damages and significant increases in compliance costs.

If the information we rely on to run our business were found to be inaccurate or unreliable or if we fail to maintain effective and efficient systems (including through a telecommunications failure, failure to replace or update redundant or obsolete computer applications or software systems or if we experience other disruptions), this could result in material financial loss, regulatory action, reputational harm or legal liability.

Our inability to successfully recover should we experience a disaster or other significant disruption to business continuity could have a material adverse effect on our operations.

Our ability to conduct business may be adversely affected, even in the short-term, by a disruption in the infrastructure that supports our business and the communities where we are located. This may include a disruption caused by restricted physical site access, terrorist activities, disease pandemics, or outages to electrical, communications or other services used by our company, our employees or third parties with whom we conduct business. Although we have certain disaster recovery procedures in place and insurance to protect against such contingencies, such procedures may not be effective and any insurance or recovery procedures may not continue to be available at reasonable prices and may not address all such losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide services. Our inability to successfully recover should we experience a disaster or other significant disruption to business continuity could have a material adverse effect on our operations.

Improper disclosure of personal data could result in legal liability or harm our reputation.

One of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their employees. We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information in our database. However, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information. Our technology may fail to adequately secure the private information we maintain in our databases and protect it from theft, computer viruses, hackers or inadvertent loss. In such circumstances, we may be held liable to our clients, which could result in legal liability or impairment to our reputation resulting in increased costs or loss of revenue. Further database privacy, identity theft, and related computer and internet issues are matters of growing public concern and are subject to frequently changing rules and regulations. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace.

Our non-core operations, such as our Willis Capital Markets & Advisory business, pose certain underwriting, advisory or reputational risks and can have a significant adverse impact on our financial results.

We provide a broad range of brokerage, reinsurance and risk management consulting services to our clients worldwide. We also engage in certain non-core operations. For example, our Willis Capital Markets & Advisory business provides advice to insurance and reinsurance companies on a broad array of mergers and acquisition transactions as well as capital markets products, including acting as underwriter or agent for primary issuances, operating a secondary insurance-linked securities trading desk and engaging in general capital markets and strategic advisory work. These operations may pose certain underwriting, advisory or reputational risks to our core business.

In addition, these non-core operations, although not material to the Willis Group as a whole may, in any period, have a material effect on our results of operations. For example, our Willis Capital Markets & Advisory business is transaction-based which can cause results to differ from period-to-period. In addition, our financial results in 2011 and 2012 were adversely impacted by the significant deterioration of the financial results of our Loan Protector business driven by the loss of clients through attrition and M&A activity, industry-wide commission pressures and a slowdown in foreclosures.

Financial Risks

Our outstanding debt could adversely affect our cash flows and financial flexibility.

We had total consolidated debt outstanding of approximately $2.4 billion as of December 31, 2012 and our 2012 interest expense was $128 million. Although management believes that our cash flows will be sufficient to service this debt, there may be circumstances in which required payments of principal and/or interest on this debt could adversely affect our cash flows and this level of indebtedness may:

•

require us to dedicate a significant portion of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments in new technologies, to pay dividends and for general corporate purposes;

•	increase our vulnerability to general adverse economic conditions, including if we borrow at variable interest rates, which makes us vulnerable to increases in interest rates generally;

•	limit our flexibility in planning for, or reacting to, changes or challenges relating to our business and industry; and

•	put us at a competitive disadvantage against competitors who have less indebtedness or are in a more favorable position to access additional capital resources.

The terms of our current financings also include certain limitations. For example, the agreements relating to the debt arrangements and credit facilities contain numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated cash interest expense and maximum levels of consolidated funded indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments.

A failure to comply with the restrictions under our credit facilities and outstanding notes could result in a default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition or results of operations.

Our pension liabilities may increase which could require us to make additional cash contributions to our pension plans reducing the cash available for other uses.

We have two principal defined benefit plans: one in the United Kingdom and the other in the United States, and in addition, we have several smaller defined benefit pension plans in certain other countries in which we operate. Total cash contributions to these defined benefit pension plans in 2012 were $120 million. Cash contributions of approximately $131 million will be required in 2013 for these pension plans, although we may elect to contribute more. Future estimates are based on certain assumptions, including discount rates, interest rates, mortality, fair value of assets and expected return on plan assets.

In 2012, we agreed a revised funding strategy with the UK plan’s trustee under which we are committed to make additional cash contributions in the event that our adjusted EBITDA (as defined in the UK plan) exceeds certain thresholds, or we make exceptional returns for our shareholders, including share buybacks or special dividends. As a result, we may be committed to make additional contributions in 2014 through 2016 based on the prior year’s performance.

We have taken actions to manage our pension liabilities, including closing our UK and U.S. plans to new participants and restricting final pensionable salaries. Future benefit accruals in the US pension plan were also stopped, or frozen, on May 15, 2009. Nevertheless, the determination of pension expense and pension funding is based on a variety of rules and regulations. Changes in these rules and regulations could impact the calculation of pension plan liabilities and the valuation of pension plan assets. They may also result in higher pension costs, additional financial statement disclosure, and accelerate and increase the need to fully fund our pension plans through increased cash contributions. Further, a significant decline in the value of investments that fund our pension plan, if not offset or mitigated by a decline in our liabilities, may significantly alter the values and actuarial assumptions used to calculate our future pension expense and we could be required to fund our plan with significant additional amounts of cash. In addition to the critical assumptions described above, our plans use certain assumptions about the life expectancy of plan participants and surviving spouses. Periodic revision of those assumptions can materially change the present value of future benefits and therefore the funded status of the plans and the resulting periodic pension expense. Changes in our pension benefit obligations, the related net periodic costs or credits, and the required level of future cash contributions, may occur in the future due to any variance of actual results from our assumptions and changes in the number of participating employees. The need to make additional cash contributions may reduce the Company’s financial flexibility and increase liquidity risk by reducing the cash available to meet our other obligations, including the payment obligations under our credit facilities and other long-term debt, or other needs of our business.

We could incur substantial losses, including with respect to our own cash and fiduciary cash held on behalf of insurance companies and clients, if one of the financial institutions we use in our operations failed.

The deterioration of the global credit and financial markets has created challenging conditions for financial institutions, including depositories and the financial strength of these institutions may continue to decline. We maintain significant cash balances at various U.S. depository institutions that are significantly in excess of the U.S. Federal Deposit Insurance Corporation insurance limits. We also maintain significant cash balances in foreign financial institutions. A significant portion of this fiduciary cash is held on behalf of insurance companies or clients. If one or more of the institutions in which we maintain significant cash balances were to fail, our ability to access these funds might be temporarily or permanently limited, and we could face a material liquidity problem and potentially material financial losses. We could also be liable to claims made by the insurance companies or our clients regarding the fiduciary cash held on their behalf.

A downgrade to our corporate credit rating and the credit ratings of our outstanding debt may adversely affect our borrowing costs and financial flexibility.

A downgrade in our corporate credit rating or the credit ratings of our debt would increase our borrowing costs including those under our credit facilities, and reduce our financial flexibility. In addition, certain downgrades would trigger a step-up in interest rates under the indentures for our 6.2% senior notes due 2017 and our 7.0% senior notes due 2019, which would increase our interest expense. If we need to raise capital in the future, any credit rating downgrade could negatively affect our financing costs or access to financing sources. This may in turn impact the assumptions when performing our goodwill impairment testing which may reduce the excess of fair value over carrying value of the reporting units.

We face certain risks associated with the acquisition or disposition of businesses and lack of control over investments in associates.

In pursuing our corporate strategy, we may acquire or dispose of or exit businesses or reorganize existing investments. The success of this strategy is dependent upon our ability to identify appropriate opportunities, negotiate transactions on favorable terms and ultimately complete such transactions. Once we complete acquisitions or reorganizations there can be no assurance that we will realize the anticipated benefits of any transaction, including revenue growth, operational efficiencies or expected synergies. For example, if we fail to recognize some or all of the strategic benefits and synergies expected from a transaction, goodwill and intangible assets may be impaired in future periods.

In addition, we may not be able to integrate acquisitions successfully into our existing business, and we could incur or assume unknown or unanticipated liabilities or contingencies, which may impact our results of operations. If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition related charges, or that we will be able to reduce overheads related to the divested assets.

We also own an interest in a number of associates, such as Gras Savoye, where we do not exercise management control and we are therefore unable to direct or manage the business to realize the anticipated benefits that we can achieve through full integration.

If our goodwill becomes impaired, we may be required to record significant charges to earnings.

We have a substantial amount of goodwill on our balance sheet as a result of acquisitions we have completed. We review goodwill for impairment annually or whenever events or circumstances indicate impairment may have occurred.

Our annual goodwill impairment analysis is performed each year at October 1. At October 1, 2012 our analysis showed the estimated fair values of our Global and International reporting units were significantly in excess of the carrying values, and therefore did not result in an impairment charge in 2012 (2011: $nil, 2010: $nil). However, the fair value of our North American reporting unit was not in excess of the carrying value and an impairment charge has been recognized in the 2012 Consolidated Statement of Operations of $492 million (2011: $nil; 2010: $nil).

Application of the impairment test requires judgment, including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units and determination of fair value of each reporting unit. Notwithstanding the fact that we recognized an impairment charge for our North American reporting unit, the risk remains that a significant deterioration in a key estimate or assumption or a less significant deterioration to a combination of assumptions or the sale of a part of a reporting unit could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

For further information on our testing for goodwill impairment, see “Critical Accounting Estimates” under Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

We are a holding company and, therefore, may not be able to receive dividends or other distributions in needed amounts from our subsidiaries.

The Issuer, Parent and the other Guarantors are organized as holding companies that conduct no business of their own. We are dependent upon dividends and other payments from our operating subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, for paying dividends to shareholders and for corporate expenses. Legal and regulatory restrictions, foreign exchange controls, as well as operating requirements of our subsidiaries, may limit our ability to obtain cash from these subsidiaries. In the event our operating subsidiaries are unable to pay dividends and make other payments to us, we may not be able to service debt, pay obligations or pay dividends on ordinary shares.

International Risks

Our significant non-U.S. operations, particularly our London market operations, expose us to exchange rate fluctuations and various risks that could impact our business.

A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in U.S. dollars. In our London market operations, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and our London market operations, we predominantly generate revenue and expenses in the local currency. The table gives an approximate analysis of revenues and expenses by currency in 2012.

	U.S. Dollars	Pounds Sterling (i)	Euros	Other currencies
Revenues	60%	9%	13%	18%
Expenses	62%	13%	10%	15%

(i)	In 2012, the proportion of expenses incurred in pounds sterling was lower than in 2011 as a result of increased U.S. dollar expenses, primarily due to the impact of the goodwill impairment charge.

Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between pounds sterling revenues and expenses, together with any net sterling balance sheet position we hold in our U.S. dollar denominated London market operations, creates an exchange exposure.

For example, as the pound sterling strengthens, the U.S. dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. However, any net sterling asset we are holding will be more valuable when translated into U.S. dollars. Given these facts, the strength of the pound sterling relative to the U.S. dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

Where needed, we deploy a hedging strategy to mitigate part of our operating exposure to exchange rate movements, but such mitigating attempts may not be successful. For more information on this strategy, see Part II, Item 8, “Note 26: Derivative Financial Instruments and Hedging Activities” of our Current Report on Form 8-K filed on August 8, 2013, which is incorporated herein by reference.

In conducting our businesses around the world, we are subject to political, economic, legal, market, nationalization, operational and other risks that are inherent in operating in many countries.

In conducting our businesses and maintaining and supporting our global operations, we are subject to political, economic, legal, market, nationalization, operational and other risks. Our businesses and operations continue to expand into new regions throughout the world, including emerging markets. The possible effects of economic and financial disruptions throughout the world could have an adverse impact on our businesses. These risks include:

•	the general economic and political conditions in foreign countries, for example, the potential dissolution of the Euro and the devaluation of the Venezuelan Bolivar;

•	the imposition of controls or limitations on the conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

•	imposition of withholding and other taxes on remittances and other payments from subsidiaries;

•	imposition or increase of investment and other restrictions by foreign governments;

•	fluctuations in our effective tax rate;

•	difficulties in controlling operations and monitoring employees in geographically dispersed and culturally diverse locations; and

•

the potential costs and difficulties in complying, or monitoring compliance, with a wide variety of foreign laws (some of which may conflict with U.S. or other sources of law), laws and regulations applicable to U.S. business operations abroad, including rules relating to trade sanctions administered by the U.S. Office of Foreign Assets Control, the EU, the UK and the United Nations, and the requirements of the U.S. Foreign Corrupt Practices Act as well as other anti-bribery and corruption rules and requirements in the countries in which we operate.

Legislative and regulatory action could materially and adversely affect us and our effective tax rate may increase.

There is uncertainty regarding the tax policies of the jurisdictions where we operate (which include the potential legislative actions described below), and our effective tax rate may increase and any such increase may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate. For example, legislative action may be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties upon which we rely or could broaden the circumstances under which we would be considered a U.S. resident, each of which could materially and adversely affect our effective tax rate and cash tax position. We cannot predict the outcome of any specific legislative proposals. However, if proposals were enacted that had the effect of limiting our ability to take advantage of tax treaties between Ireland and other jurisdictions (including the United States), we could be subjected to increased taxation. In addition, any future amendments to the current income tax treaties between Ireland and other jurisdictions could subject us to increased taxation.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, together with cash on hand, to purchase the outstanding notes of Willis North America that are validly tendered and accepted for payment in the Tender Offer. See “Prospectus Supplement Summary—Tender Offer.” Any remaining proceeds will be used for general corporate purposes. Certain of the Underwriters in this offering or their affiliates own notes that were the subject of the Tender Offer and as a result, may receive proceeds from this offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	For the Six Months Ended June 30	For the Year Ended December 31,
	2013	2012		2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	5.7x	(1.0	)x	2.2x	3.8x	3.4x	3.7x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million.

For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

CAPITALIZATION

The following table presents the consolidated capitalization of Willis Group Holdings Public Limited Company as of June 30, 2013 on an actual basis and as adjusted to give effect to the issuance of the Notes offered by this prospectus supplement and the use of proceeds therefrom, assuming that all $500 million aggregate principal of the Willis North America debt securities subject to the Tender Offer are validly tendered and accepted for payment.

You should read this table in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2013 and the related Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Report on Form 10-Q for the six months ended June 30, 2013.

	As of June 30, 2013	As Adjusted, As of June 30, 2013
	($ in millions)
Cash:
Cash and cash equivalents	$503	$

Debt:
5-year term loan facility expires 2016	281		281
Revolving credit facility	—		—
5.625% Senior Notes due 2015(2)	350
Fair value adjustment on 5.625% senior Notes due 2015(2)	14
4.125% Senior Notes due 2016	299		299
6.200% Senior Notes due 2017(2)	600
7.000% Senior Notes due 2019(2)	300
5.750% Senior Notes due 2021	496		496
Other bank loans	3		3
% Senior Notes due 2023 offered hereby	—
% Senior Notes due 2043 offered hereby	—
Total debt	$2,343	$

Shareholders’ equity:
Ordinary shares, $0.000115 nominal value; Authorized: 4,000,000,000; Issued 175,276,936	$—		$—
Ordinary shares, €1 nominal value; Authorized: 40,000; Issued 40,000 shares	—		—
Preference shares, $0.000115 nominal value; Authorized: 1,000,000,000; Issued nil	—		—
Additional paid-in capital	1,207		1,207
Retained earnings	1,653		1,653
Accumulated other comprehensive loss, net of tax	(880)		(880)
Treasury shares, at cost, 46,408 shares, $0.000115 nominal value, and 40,000 shares, €1 nominal value	(3)		(3)

Total Willis Group Holdings stockholders’ equity	1,977		1,977
Noncontrolling interests	23		23

Total equity	2,000		2,000
Total capitalization	$4,343	$

(1)	As of June 30, 2013, $500 million was available under our revolving credit facility. On July 23, 2013, Parent and the Issuer entered into an amendment to the revolving credit facility whereby the total available commitments under the revolving credit facility were increased to $800 million and the final maturity of the revolving credit facility was extended to July 13, 2018.
(2)	Assumes the repurchase of the maximum aggregate principal amount of the Willis North America debt securities in the Tender Offer in accordance with the terms thereof.

DESCRIPTION OF OTHER DEBT

Amended Credit Facilities

Parent and the Issuer are parties to a credit agreement dated as of December 16, 2011 (the “Credit Agreement”), with certain senior lenders and Barclays Bank PLC (“Barclays”), as administrative agent, pursuant to which the lenders named therein provided us with $800.0 million in financing through (a) a $500.0 million senior revolving credit facility (the “Revolving Credit Facility”) and (b) a $300.0 million senior term loan facility (the “Term Loan Facility”; together with the Revolving Credit Facility, the “Credit Facilities”). The current balance of the Term Loan Facility is $281.25 million. The final maturity date of the Credit Facilities was originally December 16, 2016 (the “Original Maturity Date”), being the date that was five years from the closing date of the Credit Agreement.

On July 23, 2013, Parent and the Issuer entered into a First Amendment to the Credit Agreement (the “First Amendment,” and together with the Credit Agreement, the “Amended Credit Agreement”), pursuant to which:

•

all of the lenders under both the Term Loan Facility and the Revolving Credit Facility agreed to extend the maturity of their loans from the Original Maturity Date to July 23, 2018 (the “Extended Maturity Date”);

•

Parent’s indirect subsidiary, Willis Securities, Inc. (“WSI”), will be permitted to incur up to $400.0 million in indebtedness for the purpose of investing in certain underwritten securities in the ordinary course of WSI’s business; and

•

the Issuer will be entitled to request an increase in the maximum consolidated leverage ratio to 3.50 to 1.00 (from the current maximum of 3.25 to 1.00) for periods of up to 4 fiscal quarters following the completion of one or more acquisitions in a 15 month period where the aggregate consideration equals or exceeds $250.0 million.

In connection with the closing of the First Amendment, Parent and the Issuer also requested and received commitments from certain lenders for incremental revolving credit loans of $300.0 million (the “Incremental Revolving Commitments”), as a result of which the total available commitments under the Revolving Credit Facility were increased to $800.0 million. Loans made from the Incremental Revolving Commitments may be used for working capital, capital expenditures, permitted acquisitions and any other lawful corporate purposes.

Conditions to Borrowings

Drawdowns under the Credit Facilities are subject to the conditions precedent that, among other things, on the date the drawdown is requested and on the drawdown date, (i) no default is continuing or would occur as a result of that drawdown and (ii) certain representations and warranties specified in the Amended Credit Agreement are true and accurate in all material respects.

Interest Rates, Fees and Prepayments

Amounts outstanding under the Term Loan Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.25% to 2.00% plus the Mandatory Cost (as defined in the Amended Credit Agreement), if any, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by Barclays, and (iii) LIBOR plus 1.00%, plus 0.25% to 1.00%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating.

Amortization payments will be required with respect to the Term Loan Facility each quarter from the Original Maturity Date to the Extended Maturity Date, payable at $5.625 million per quarter.

Amounts outstanding under the Revolving Credit Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.25% to 2.00% plus the Mandatory Cost (as defined in the Amended Credit Agreement), if any, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%,

(ii) the “prime rate” as announced by Barclays, and (iii) LIBOR plus 1.00%, plus 0.25% to 1.00%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating. In addition, the Issuer will pay (a) a commitment fee equal to 0.20% to 0.35% of the committed amount of the Revolving Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit times (ii) 1.25% to 2.00%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating.

Voluntary prepayments are permitted under the Credit Facilities without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. In addition, the Credit Facilities require mandatory prepayment in certain circumstances.

Guarantees

All of the Issuer’s obligations under the Credit Facilities are unconditionally guaranteed on a senior basis by (A) Parent, and (B) the Issuer’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis North America, Inc. and (v) Willis Netherlands Holdings B.V.

Further Incremental Facilities and Maturity Extensions

Subject to compliance with certain customary conditions precedent, Parent and the Issuer have the right, from time to time and on one or more occasions, to add one or more incremental revolving facilities and/or one or more term loan facilities in an aggregate principal amount not to exceed $500.0 million. Parent and the Issuer also have the right, on a single occasion, to request a further extension of the maturity date of the Credit Facilities by one year, subject to certain requirements.

Covenants

Parent and the Issuer are subject to various affirmative and negative covenants and reporting obligations under the Credit Facilities. These include, among others, limitations on subsidiary indebtedness, liens, sale and leaseback transactions, certain investments, fundamental changes, assets sales and restricted payments, and maintenance of certain financial covenants.

Events of Default

Events of default under the Credit Facilities include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Senior Debt Securities

In June 2005, Willis North America issued $350 million of 5.625% senior notes due 2015. In March 2007, Willis North America issued $600 million of 6.200% senior notes due 2017. In September 2009, Willis North America issued $300 million of 7.000% senior notes due 2019. Such senior notes are collectively referred to as the “Willis North America Debt Securities”.

In March 2011, Willis Group Holdings Public Limited Company issued $300 million of 4.125% senior notes due 2016 and $500 million of 5.750% senior notes due 2021. Such senior notes are collectively referred to as the “Willis Group Holdings Debt Securities” and, together with the Willis North America Debt Securities, the “Willis Group Debt Securities”.

The Willis Group Debt Securities are senior, unsecured obligations, ranking equal with all of Willis Group’s existing and future senior debt, senior in right of payment to all of Willis Group’s future subordinated debt and effectively subordinated to all of Willis Group’s future secured debt to the extent of the value of the assets securing such debt.

The Willis North America Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, and Willis Group Limited, which collectively comprise all of the direct and indirect parent entities of Willis North America.

The Willis Group Holdings Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America, which collectively comprise all of the direct or indirect wholly-owned subsidiaries of Willis Group Holdings Public Limited Company.

Willis North America may redeem the Willis North America Debt Securities in whole at any time or in part from time to time at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the remaining scheduled payments of principal and interest on the Willis North America Debt Securities being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus an applicable margin of basis points, plus, in each case, accrued an unpaid interest, if any, to the redemption date.

Willis Group Holdings Public Limited Company may redeem the Willis Group Holdings Debt Securities in whole at any time or in part from time to time at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the remaining scheduled payments of principal and interest on the Willis Group Holdings Debt Securities being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus an applicable margin of basis points, plus, in each case, accrued an unpaid interest, if any, to the redemption date.

The Willis Group Debt Securities contain certain restrictive covenants which limit, subject to certain exceptions, the ability of Willis Group Holdings Public Limited Company and its subsidiaries to, among other things:

•	incur liens;

•	dispose of Significant Subsidiaries (as defined in the base indentures governing the Willis Group Debt Securities); and

•	merge, consolidate or sell assets.

The Willis Group Debt Securities also contain certain customary events of default.

DESCRIPTION OF NOTES

The following is a description of the material terms of the Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities that is set forth in the accompanying prospectus under “Description of Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

The Notes will be issued under an indenture, dated as of                     , 2013, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture dated as of                     , 2013. In this section, we refer to the indenture, together with the supplemental indenture, as the “indenture.” The following statements with respect to the Notes are summaries of the provisions of the Notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the Notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

The Issuer will issue $         million of 2023 Notes and $         million of 2043 Notes. As described under “—Further Issuances,” under the indenture the Issuer can issue additional Notes of either series at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

The Notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The Notes initially will be represented by global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under “—Book-Entry, Delivery and Form”.

The trustee, through its corporate trust office in New York City, will act as the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office is 150 East 42nd Street, 40th Floor, New York, New York 10017. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

The Notes will not be entitled to the benefit of any sinking fund.

Payments

The 2023 Notes will mature on                     , 2023 and the 2043 Notes will mature on                     , 2043.

Interest on the Notes is payable semi-annually in arrears on              and              of each year, beginning on                     , 2014. The Issuer will pay interest to those persons who were holders of record on the                      or                      (whether or not a business day) immediately preceding the applicable interest payment date. Interest will accrue from the date of original issuance or, if interest has already been paid, or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of either series of the Notes, increase the principal amount of either series of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes of the applicable series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

Ranking

The Notes will be senior unsubordinated unsecured obligations of the Issuer and will be guaranteed on a senior unsubordinated unsecured basis by Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis North America Inc., and will be:

•	equal in ranking (“pari passu”) with all of the Issuer’s existing and future unsubordinated and unsecured debt;

•	pari passu with the Issuer’s guarantee of all of the Willis Group Debt Securities and any debt under our senior credit facilities;

•	senior in right of payment to all of the Issuer’s future subordinated debt; and

•	effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of June 30, 2013, after giving effect to this offering and the application of the net proceeds therefrom, and assuming that the maximum aggregate principal amount of the Willis North America debt securities subject to the Tender Offer are validly tendered and accepted for payment, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $         million.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Notes.

As of June 30, 2013, the non-guarantor subsidiaries of Parent had $3 million of outstanding indebtedness, other than ordinary course trade payables. As of and for the six months ended June 30, 2013, the non-guarantor subsidiaries of Parent represented approximately 97% of total assets and accounted for substantially all of total revenue of the Willis Group.

The Issuer’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer’s subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

The Issuer’s obligations under the indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

pari passu with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such Guarantor’s guarantee of the Willis Group Debt Securities and such Guarantor’s guarantee under our senior credit facilities;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

•	effectively subordinated to any existing or future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

As of June 30, 2013, after giving effect to the offering and the application of the net proceeds therefrom, and assuming that the maximum aggregate principal amount of the Willis North America debt securities subject to the Tender Offer are validly tendered and accepted for payment, the total outstanding debt of the Guarantors in the aggregate would have been approximately $         million.

The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal, state or other laws. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with generally accepted accounting principles.

The Guarantee of a Guarantor (other than the Parent) will be deemed automatically discharged and released in accordance with the terms of the indenture:

•

upon the merger or consolidation of such Guarantor with or into any person other than the Issuer or a subsidiary or affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger; or the sale, exchange or transfer to any person not an affiliate of the Issuer of all the capital stock in, or all or substantially all the assets of, such Guarantor, provided however, that in the case of each above, such merger, consolidation, sale, exchange or transfer is made in accordance with the indenture and the successor person or transferee has assumed all of the obligations of such Guarantor under the indenture and the securities; or

•	upon the release or discharge of the indebtedness that results in the creation of such Guarantee.

Optional Redemption

The Issuer may redeem the Notes in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments to maturity of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus basis points with respect to such a redemption of the 2023 Notes and basis points with respect to such a redemption of the 2043 Notes.

In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of Barclays Capital Inc. and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in the United States (a “Primary Treasury Dealer”), the Issuer shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the Notes being redeemed.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the respective series of Notes being redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

The Issuer will mail a notice of redemption to each holder of Notes to be redeemed in accordance with the mailing procedures of the DTC at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of Notes to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes to be redeemed or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called if the Notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate.

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes as described in the preliminary prospectus supplement under the heading “—Optional Redemption,” the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the payment agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	Deliver or cause to be delivered to the trustee, the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchase by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred buy book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchase all Notes properly tendered and not withdrawn under its offer.

Early Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail, with a copy to the trustee, to the registered address of each holder or otherwise delivered in accordance with the applicable procedures of the depositary, if:

(i) on the occasion of the next payment due under the Notes, the Issuer has or is reasonably likely to become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction (as defined below under “—Additional Amounts”), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes (a “Change in Tax Law”); and

(ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the Indenture, the Issuer shall deliver to the trustee an officer’s certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to the date of redemption and all Additional Amounts due on the date of redemption.

Certain Covenants

Limitation on Liens

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, which we refer to in this prospectus supplement as an Initial Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Parent that is owned, directly or indirectly, by Parent or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Parent or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

Limitation on Dispositions of Significant Subsidiaries

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Parent. Notwithstanding the foregoing limitation, (a) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Parent, (b) any subsidiary of Parent may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Parent or another subsidiary of Parent, (c) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Parent acting in good faith) of such Capital Stock, and (d) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, Parent may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under “—Covenants, Merger, Consolidation or Sale of Assets.”

Merger, Consolidation or Sale of Assets

The Issuer or any of the Guarantors, without the consent of any holder of outstanding Notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person; provided that:

(1) the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

(a) is organized (i) in the case of the Issuer or any Guarantor other than Willis North America Inc., under the laws of any United States jurisdiction, any state thereof, England and Wales, Ireland, the Netherlands or any country that is a member of the European Monetary Union and (ii) in the case of Willis North America Inc., under the laws of any United States jurisdiction any state thereof or the District of Colombia; and

(b) expressly assumes the Issuer’s or such Guarantor’s obligations on the Notes and under the indenture;

(2) after giving effect to the transaction, no event of default shall have happened and be continuing; and

(3) certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Ireland by Parent or the conveyance, transfer or lease by Parent of its properties and assets substantially as an entity to a person organized other than under the laws of Ireland that Parent shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the redemption price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such taxes not been imposed or levied; except that no such Additional Amounts shall be payable with respect to a payment made to a holder or beneficial owner of a Note:

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for exemption to which it is entitled (but only to the extent it is legally entitled to do so); or

•

that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holders or beneficial owners of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

•

where such withholding or deduction is imposed on a payment to or for an individual and is required to be made pursuant to Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•

that presents such Note for payment (where presentation is required) by or on behalf of the holders of such Note to any Paying Agent if such withholding or deduction of such Taxes could have been avoided by presenting such Note to another Paying Agent in a member state of the European Union;

•

in the case of a payment made by or on behalf of a Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as the Issuer or such Guarantor (pursuant to the applicable notice provision) provides reasonable notice regarding potential United States withholding taxes and requests holders and beneficial owners to provide applicable U.S. tax forms; or

•	any combination of the above.

As used herein and for purposes of this prospectus, any reference to the principal of and interest on the Notes and the redemption price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Guarantees, the Indenture or any other document or instrument referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor of the Issuer or any Guarantor.

Events of Default

Each of the following constitutes an event of default with respect to either series of the Notes under the indenture:

•	a default in payment of interest (including Additional Amounts) on either series of the Notes when due continued for 30 days;

•	a default in the payment of the principal of or premium, if any, on either series of the Notes at maturity;

•

a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than such series of Notes) continued for 60 days after written notice from the trustee to the Issuer or the holders of 25% or more in principal amount of the Notes outstanding to the Issuer and the trustee, respectively;

•

a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $30 million or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default under this clause;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

If an event of default with respect to any series of the Notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of any series of the Notes then outstanding may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to the Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes of such series may, by written notice rescind and annul such acceleration under certain circumstances. See “Modification and Waiver” below.

The Issuer must file annually with the trustee an officers’ certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

The indenture provides that the trustee, within 90 days after the occurrence of a default, will give by mail to all holders of the Notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on the Notes, the trustee shall be protected in withholding such notice if a committee of its trust officers in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

Modification and Waiver

Modification and amendments of the indenture may be made by the Issuer, any Guarantor, and the trustee with the consent of the holders of a majority in principal amount of the outstanding Notes of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest, on the Notes;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to the Notes; or

•

reduce the percentage in principal amount of outstanding Notes of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Without the consent of any holder of outstanding Notes, the Issuer, any Guarantor, and the trustee may amend or supplement the indenture and each series of Notes to evidence the succession of another person to the Issuer or a Guarantor and the assumption of such successor to the obligations thereof to add to the covenants of the Issuer or a Guarantor for the benefit of the holders of all or any series, to surrender any right or power conferred upon the Issuer or Guarantor, to add any additional events of default, to secure the Notes, to establish the form or terms of any series of the Notes, to cure any ambiguity or inconsistency or to provide for the Notes in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

The indenture with respect to the Notes may be discharged, subject to the terms and conditions as specified herein when:

•	all Notes, with the exceptions provided for in the indenture, of that series have been delivered to the trustee for cancellation;

•	all Notes of that series not theretofore delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the indenture.

The Issuer can terminate all of its obligations under the indenture with respect to the Notes, other than the obligation to pay interest on, premium, if any, and the principal of the Notes of such series and certain other obligations, known as “covenant defeasance”, at any time by:

•	depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the Notes of such series to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In addition, the Issuer can terminate all of its obligations under the indenture with respect to the Notes of any series, including the obligation to pay interest on, premium, if any, and the principal of the Notes of such series, known as “legal defeasance”, at any time by:

•	depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the Notes of such series to their maturity, and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that (x) there has been a change in the U.S. federal tax law since the date of the indenture or (y) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, in either case, to the effect that holders and beneficial owners of Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default known to the trustee, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default known to the trustee, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates;

provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

The indenture also provides the trustee with certain rights and privileges.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

The Depository Trust Company, or DTC, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System.

If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the Notes represented by one or more Global Securities and, in such event, will issue individual Notes in exchange for the Global Security or Securities representing the Notes. Also, if an event of default with respect to the Notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, Notes in definitive form in exchange for the Global Security or Securities representing the Notes. Individual Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Neither the Issuer nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(2)	the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Debt” means:

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

(g) to the extent not otherwise included in this definition, hedging obligations of such person.

“Guarantee” means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each of Willis Group Holdings Public Limited Company, an Irish company, Willis Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, Willis North America Inc., a Delaware corporation, and any other person that becomes a Guarantor pursuant to the indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Moody’s” means Moody’s Investors Service Inc.

“Permitted Lien” means Liens on the Capital Stock of a Significant Subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Group Holdings Public Limited Company or any other subsidiary of Willis Group Holdings Public Limited Company and provided further that such Debt matures within 180 days from the date such Debt was incurred.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Financial Services LLC.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

CERTAIN MATERIAL INCOME TAX CONSEQUENCES

Irish Taxation

The following is a summary of certain Irish withholding and income tax consequences of guarantee payments by Willis Group Holdings Public Limited Company in respect of the Notes. It applies to you if you are the absolute beneficial owner of the Notes. The summary does not apply to certain other classes of persons such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and is of a general nature only. Please consult your own tax advisor concerning the tax consequences of owning these Notes in your particular circumstances.

Guarantee Payments by Willis Group Holdings Public Limited Company

It is possible that withholding tax could apply to guarantee payments by Willis Group Holdings Public Limited Company. This is because some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation was an interest payment. There is consequently a risk that a guarantee payment by Willis Group Holdings Public Limited Company could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied. An exemption may apply if the Notes continue to be listed on the Channel Islands Stock Exchange and held in the DTC at the time the guarantee payments are made.

In limited circumstances, a guarantee payment by Willis Group Holdings Public Limited Company could alternatively be treated as an “annual payment” for Irish tax purposes. An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example an annuity payment). If a guarantee payment made by Willis Group Holdings Public Limited Company was an “annual payment,” Willis Group Holdings Public Limited Company would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Irish Income Tax

Guarantee payments by Willis Group Holdings Public Limited Company may be regarded as Irish source income because Willis Group Holdings Public Limited Company resides in Ireland. Irish source income is generally subject to Irish tax and there is an obligation to account for any Irish tax on a self-assessment basis. However, if guarantee payments are deemed to be interest payments (as discussed above) arising from an Irish source, you would be exempt from Irish income tax if you are a company which is regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposed a tax that generally applied to interest receivable in that territory by companies from sources outside that territory. If this exemption does not apply or if the guarantee payments were treated to be a form of income other than an interest payment (eg, an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed.

Irish Encashment Tax

If you appoint a person in Ireland to collect payments on the Notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest or guarantee payments. You may claim an exemption from this withholding tax if you are the beneficial owner of the interest or guarantee payments and are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

United Kingdom Taxation

The following summary is based upon UK tax law and HM Revenue & Customs (“HMRC”) practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and may not apply to certain categories of holders of the Notes (such as dealers). The summary relates only to the UK withholding tax treatment of principal and interest payable on the Notes. It does not deal with any other UK tax implications of acquiring, holding or disposing of the Notes, and relates only to the position of holders who are the absolute beneficial owners of the Notes.

Holders of the Notes (or prospective holders of the Notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

UK Withholding Tax

There is generally an obligation to withhold or deduct an amount for or on account of UK income tax from payments of interest on interest-bearing securities where the interest in question has a UK source. The interest payable on the Notes is from a UK source. However, the Notes should constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (“ITA 2007”) for so long as they carry a right to interest and continue to be listed on a recognised stock exchange within the meaning of section 1005 ITA 2007. The CISX is a recognised stock exchange for these purposes and the Notes will satisfy this requirement if they are officially listed in the Channel Islands in accordance with provisions corresponding to those generally applicable in EEA states and are admitted to trading on the CISX. While the Notes are and continue to be “quoted Eurobonds”, payments of interest on the Notes may be made without withholding or deduction for or on account of UK income tax.

In cases falling outside the exemption described above, payments in respect of interest on the Notes will be paid under deduction of UK income tax at the basic rate (currently 20%) subject to such relief as may be available following a direction from HMRC pursuant to the provisions of any applicable double taxation treaty or, in certain circumstances, where an exemption contained in section 930 ITA 2007 applies (including in particular an exemption for payments to certain UK companies and partnerships).

The UK withholding tax treatment of payments by a Guarantor under the terms of a Guarantee in respect of interest on the Notes (or other amounts due under the Notes other than the repayment of amounts subscribed for the Notes) is uncertain. In particular, such payments by a Guarantor may not be eligible for the exemption in respect of “quoted Eurobonds” described above in relation to payments of interest by the Issuer. Accordingly, if a Guarantor makes any such payments, these may be subject to UK withholding tax at the basic rate.

The Notes may be issued with a premium payable on redemption. The payment of such a redemption premium may be treated as a payment of interest for UK tax purposes and may be subject to the withholding tax treatment.

The references to “interest” above are to “interest” as understood for the purposes of UK tax law. They do not take into account any different definition of “interest” or “principal” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

United Kingdom Paying and Collecting Agents: Provision of Information

Persons in the UK (i) paying interest to or receiving interest on behalf of another person who is an individual (whether resident in the UK or elsewhere), or (ii) paying amounts due on redemption of the Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual (whether resident in the UK or elsewhere), may be required to provide certain information to HMRC regarding the payment and identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on redemption of such Notes, HMRC published practice indicates that HMRC will not exercise its power to obtain information where such amounts are paid or received on or before 5 April 2014.

European Union Directive on the Taxation of Savings Income

Under EC Council Directive 2003/48/EC (the “Directive”) on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in that other Member State. However, for a transitional period, Austria and Luxembourg are instead required (unless during that period they elect otherwise) to apply a withholding system in relation to such payments, deducting tax at a rate of 35 per cent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

The European Commission has proposed certain amendments to the Directive which may, if implemented, amend or broaden the scope of the requirements described above. Investors who are in any doubt as to their position should consult their professional advisers.

United States Taxation

This section describes certain United States federal income tax consequences of the purchase, ownership and disposal of the Notes offered in this offering. It applies to you only if you acquire Notes in the offering at the issue price (generally the first price at which a substantial amount of the Notes is sold for cash to investors) and you hold your Notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for United States federal income tax purposes; or

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section does not address all aspects of United States taxation that may be applicable to investors in light of their particular circumstances, including the effect of United States federal alternative minimum tax, gift or estate tax laws, or any state or local tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

This section does not address the 3.8% United States federal income tax on investment income of certain United States persons, which took effect on January 1, 2013. Investors should consult their own advisors regarding the possible application of this tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning or disposing of these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, of any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and certain other conditions apply.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Additional Payments. In certain circumstances, the Issuer may be obligated or elect to pay amounts in excess of stated principal on the Notes. See “Description of Notes—Optional Redemption” and “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.” The Issuer believes that the possibility of any such payment is remote and therefore the rules governing contingent payment debt instruments should not apply to the Notes. The Issuer’s position is binding on a United States holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The U.S. Internal Revenue Service, however, may take a different position, which could require a United States holder to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. The discussion herein assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of Interest. You will be taxed on interest (including Additional Amounts, if any, and any non-United States taxes withheld on payments of interest or Additional Amounts) on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

Interest income (including Additional Amounts, if any) on a Note generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to United States holders under United States federal income tax laws.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note generally will be its cost. Unless a non-recognition provision applies, you will generally recognize U.S. source capital gain or loss on the sale, exchange, retirement or other taxable disposition of your Note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your Note. Capital gain of a noncorporate United States holder is generally taxed at a reduced rate of taxation where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

This subsection describes the United States federal income tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a Note and are not a United States holder (as described above) or a partnership (including any entity treated as a partnership) for United States federal income tax purposes.

If you are a United States holder, this subsection does not apply to you.

Subject to the discussion below under the caption “Backup Withholding and Information Reporting,” the interest income paid to you in respect of the Notes generally will be exempt from United States federal income taxes and United States withholding tax, unless such income is effectively connected with the conduct by you of a trade or business in the United States.

If you are a Non-United States holder, subject to the discussion below under the caption “Backup Withholding and Information Reporting,” any gain you realize on a sale of the Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or

•	you are a foreign citizen or permanent resident of the United States subject to certain United States federal income tax laws regarding expatriates.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to payments of principal and interest on a Note, and the proceeds of a sale of a Note, made to United States holders. Backup withholding may apply to such payments or proceeds if the United States holder fails to provide a correct taxpayer identification number and otherwise comply with the applicable backup withholding rules. Certain persons and Non-United States holders which provide an appropriate certification and otherwise qualify for exemption are not subject to backup withholding and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such holder’s United States federal income tax liability, if any, and may entitle such holder to a refund, provided such holder timely furnishes the required information to the IRS.

Certain United States holders are required to report information to the IRS with respect to their investment in the Notes if the Notes are not held through a custodial account with a financial institution. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

THE IRISH, UNITED KINGDOM AND UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE IRISH, UNITED KINGDOM, UNITED STATES FEDERAL OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as the representatives of the underwriters and are acting, with J.P. Morgan Securities LLC, Lloyds Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as the joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of 2023 Notes	Principal Amount of 2043 Notes
Barclays Capital Inc.	$	$
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Lloyds Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by the Issuer
Per 2023 Note		%
Per 2043 Note		%

Willis Capital Markets & Advisory, also known as Willis Securities, Inc., an affiliate of the Issuer, is acting as the transaction advisor in connection with the offering. We have agreed to pay Willis Capital Markets & Advisory, upon successful completion of this offering, a fee of $500,000 for its services. Willis Capital Markets & Advisory is not acting as an underwriter, syndicate or selling group member or otherwise assisting or participating in the distribution of the Notes offered hereby. Also, we have agreed to reimburse the Underwriters for expenses related to clearing this offering with the Financial Regulatory Authority in an amount up to $25,000.

In connection with the offering, Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Barclays Capital Inc. and Morgan Stanley & Co. LLC in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $1.5 million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Certain affiliates of the underwriters have committed amounts to our senior credit facilities as lenders. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Specifically, Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as the dealer managers in connection with the Tender Offer and will receive customary fees in connection therewith. In addition, certain of the Underwriters in this offering or their affiliates own notes that were tendered for in the Tender Offer and as a result may receive proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Willis Capital Markets & Advisory, also known as Willis Securities, Inc., an affiliate of the Issuer, is acting as the transaction advisor for this offering and will be deemed to have a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (c)(12)(E) of Rule 5121.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus, which will be the              business day following the date of pricing of the notes (this settlement cycle being referred to as “T+     ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the              succeeding business days will be required, by virtue of the fact that the notes initially will settle T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the              succeeding business days should consult their own advisors.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this offering memorandum will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters have been given to the offer or resale or (ii) where notes have been acquired by them on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL OPINIONS

The validity of the Notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under English law will be passed upon for us by Weil, Gotshal & Manges (UK). Certain matters of Irish law will be passed upon for us by Matheson. Certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated in this prospectus supplement by reference from Willis Group Holdings Public Limited Company’s Current Report on Form 8-K filed on August 8, 2013, and the effectiveness of Willis Group Holdings Public Limited Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus supplement is a part:

•

Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013 (the “2012 Form 10-K”), as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012, filed on April 26, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, filed on May 8, 2013, and June 30, 2013, filed on August 6, 2013 (the “Second Quarter 10-Q”);

•

Our Proxy Statement on Schedule 14A, filed on June 5, 2013, as amended, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K, as amended, for the year ended December 31, 2012;

•

Our Current Reports on Form 8-K, filed on February 13, 2013 (only with respect to Item 5.02), February 15, 2013, April 16, 2013, April 26, 2013, June 5, 2013, July 1, 2013 (only with respect to Item 5.02), July 23, 2013, July 25, 2013 (only with respect to Items 1.01 and 2.03 and Exhibit 10.1) and August 8, 2013 (which replaces and supersedes Part II, Item 8 of the 2012 Form 10-K and Part I, Item 1 of the Second Quarter 10-Q); and

•	The description of our share capital contained in our Current Report on Form 8-K filed on January 4, 2010.

The Company makes available, free of charge through our website at www.willis.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Group Holdings Public Limited Company

One World Financial Center

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

PROSPECTUS

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Debt Securities

Preferred Shares

Ordinary Shares

Warrants

Warrant Units

Share Purchase Contracts

Share Purchase Units

Prepaid Share Purchase Contracts

TRINITY ACQUISITION PLC

Debt Securities

WILLIS NORTH AMERICA INC.

Debt Securities

Guarantees of Debt Securities of

Willis Group Holdings Public Limited Company, Trinity Acquisition plc

and Willis North America Inc.

We or our indirect wholly-owned subsidiaries named above (the “Subsidiary Issuers”) may offer the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or the Subsidiary Issuers may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

See “Risk Factors” on page 4 for a discussion of matters that you should consider before investing in these securities.

Willis Group Holdings Public Limited Company’s ordinary shares are listed on the New York Stock Exchange under the symbol “WSH”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Willis Group Holdings Public Limited Company, the Subsidiary Issuers or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated August 8, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the Subsidiary Issuers may sell any combination of the securities described in this prospectus in one or more offerings. In this section, “we” refers only to Willis Group Holdings Public Limited Company.

This prospectus describes some of the general terms that may apply to the securities that we or either of the Subsidiary Issuers may offer and the general manner in which the securities may be offered. Each time we or a Subsidiary Issuer sell securities, we or such Subsidiary Issuer will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. Willis Group Holdings Public Limited Company, the Subsidiary Issuers and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material”. A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”. A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with the additional information described under the heading “Incorporation By Reference”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information About Us”.

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the Subsidiary Issuers, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the Subsidiary Issuers are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the Subsidiary Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Willis Group Holdings Public Limited Company or the Subsidiary Issuers directly or through dealers or agents designated from time to time. If Willis Group Holdings Public Limited Company or the Subsidiary Issuers, directly or through agents, solicit offers to purchase the securities, Willis Group Holdings Public Limited Company or the Subsidiary Issuers, as applicable, reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”.

Unless otherwise stated, references in this prospectus to the “Company”, “Willis Group Holdings Public Limited Company” and “Holdings”, refer to Willis Group Holdings Public Limited Company only and do not include its consolidated subsidiaries. Unless the context otherwise requires or otherwise stated, references to “we,” “us,” “our” and “Willis Group” refer to the Company and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•

the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, charge or any revenue generating initiatives;

•	our ability to implement and fully realize the anticipated benefits of our new growth strategy;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions, including any growth from associates;

•	further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•

underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site referred to above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus is a part:

•

Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013 (the “2012 Form 10-K”), as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012, filed on April 26, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, filed on May 8, 2013, and June 30, 2013, filed on August 6, 2013 (the “Second Quarter 10-Q”);

•

Our Proxy Statement on Schedule 14A, filed on June 5, 2013, as amended, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K, as amended, for the year ended December 31, 2012;

•

Our Current Reports on Form 8-K, filed on February 13, 2013 (only with respect to Item 5.02), February 15, 2013, April 16, 2013, April 26, 2013, June 5, 2013, July 1, 2013 (only with respect to Item 5.02), July 23, 2013, July 25, 2013 (only with respect to Items 1.01 and 2.03 and Exhibit 10.1) and August 8, 2013 (which replaces and supersedes Part II, Item 8 of the 2012 Form 10-K and Part I, Item 1 of the Second Quarter 10-Q); and

•	The description of our share capital contained in our Current Report on Form 8-K filed on January 4, 2010.

The Company makes available, free of charge through our website at www.willis.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part

v

of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Group Holdings Public Limited Company

One World Financial Center

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Incorporation By Reference”.

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, Willis Group Holdings Public Limited Company may offer from time to time any of the following securities, either separately or in units with other securities:

•	debt securities;

•	preferred shares;

•	ordinary shares;

•	warrants and warrant units;

•	share purchase contracts and prepaid share purchase contracts; and

•	share purchase units.

In addition, Trinity Acquisition plc and Willis North America Inc. may offer debt securities. Debt securities issued by Willis Group Holdings Public Limited Company may be guaranteed by certain of its direct and indirect subsidiaries, including Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. Debt securities issued by Trinity Acquisition plc may be guaranteed by certain of its direct and indirect parent entities and direct and indirect subsidiaries. Debt securities issued by Willis North America Inc. may be guaranteed by certain of its direct and indirect parent entities and direct and indirect subsidiaries.

In addition, certain selling shareholders identified in a prospectus supplement may offer and sell these securities, from time to time, on terms described in the applicable prospectus supplement.

Our Business

We trace our history to 1828 and are one of the largest insurance brokers in the world. For several years, we have focused on our core retail and specialist broking operations. In 2008, we acquired HRH, at the time the eighth largest insurance and risk management intermediary in the United States. The acquisition almost doubled our North America revenues and created critical mass in key markets including California, Florida, Texas, Illinois, New York, Boston, New Jersey and Philadelphia. In addition, we have made a number of smaller acquisitions around the world and increased our ownership in several of our associates and existing subsidiaries, which were not wholly-owned, where doing so strengthened our retail network and our specialty businesses.

We provide a broad range of insurance brokerage, reinsurance and risk management consulting services to our clients worldwide. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are a recognized leader in providing specialized risk management advisory and other services on a global basis to clients in various industries including aerospace, marine, construction and energy.

In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance with insurance carriers through our global distribution network.

We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets and then execute the transactions at the most appropriate available price, terms and conditions for our clients. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide.

We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account.

We derive most of our revenues from commissions and fees for brokerage and consulting services and do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations.

We and our associates serve a diverse base of clients including major multinational and middle-market companies in a variety of industries, as well as public institutions and individual clients. Many of our client relationships span decades. We have approximately 21,000 employees around the world (including approximately 3,400 at our associate companies) and a network of in excess of 400 offices in nearly 120 countries.

We believe we are one of only a few insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

For more information regarding our business, including our financial information, please read the documents incorporated by reference into this prospectus.

The Registrants

Willis Group Holdings Public Limited Company is the ultimate holding company for the Willis Group. Willis Group Holdings Public Limited Company was incorporated in Ireland on September 24, 2009, as a public limited company, for the sole purpose of redomiciling the ultimate parent company from Bermuda to Ireland.

Each of Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Group Holdings Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009 and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willis.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at One World Financial Center, 200 Liberty Street, New York New York 10281, and its telephone number is (212) 915-8000.

Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends are set forth on page 4 under the heading “Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends.”

RISK FACTORS

Before you invest in these securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013, which is incorporated by reference into this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

The following table shows the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends of Willis Group Holdings Public Limited Company and its subsidiaries on a consolidated basis for the five most recent fiscal years ended December 31, 2012 and the six months ended June 30, 2013.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012		2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	5.7x	(1.0	)x	2.2x	3.8x	3.4x	3.7x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	5.7x	(1.0	)x	2.2x	3.8x	3.4x	3.7x

(1)	For the year ended December 31, 2012, our deficiency in earnings necessary to cover fixed charges was $334 million and fixed charges and preferred stock dividends was $334 million.

For the purposes of calculating each of the consolidated ratios above, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of operating lease rentals.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include using the funds for working capital, repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred shares, ordinary shares, warrants, warrant units, share purchase contracts, share purchase units or prepaid share purchase contracts that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated in this prospectus by reference from Willis Group Holdings Public Limited Company’s Current Report on Form 8-K filed on August 8, 2013, and the effectiveness of Willis Group Holdings Public Limited Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Unless otherwise indicated in the applicable prospectus supplement, certain matters of English law will be passed upon for us by Weil, Gotshal & Manges (UK). Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

Trinity Acquisition plc

$

$            % Senior Notes due 2023

$            % Senior Notes due 2043

PROSPECTUS SUPPLEMENT

                    , 2013

Joint Book-Running Managers

Barclays

Morgan Stanley

J.P. Morgan

Lloyds Securities

SunTrust Robinson Humphrey

Wells Fargo Securities

Transaction Advisor

Willis Capital Markets & Advisory